March 15, 2017

Kathleen Philips
Chief Financial Officer,
Zillow, Inc.
1301 Second Avenue, Suite 3100
Seattle, WA 98101

Re: Delay of Sublease Commencement Date

Dear Ms. Philips,

I am writing in regards to the Sub-Sublease Agreement dated January 12, 2017 (the “Sub-Sublease Agreement”) between Zillow, Inc. (“Zillow”) and Acucela Inc. (“Acucela”). The purpose of this letter is to document the approval of Zillow to delay the Sublease Commencement Date of the Sub-Sublease Agreement from May 1, 2017, to June 1, 2017 (the “Delay Period”). During the Delay Period, Acucela acknowledges and agrees that (i) Zillow shall not be liable to Acucela or responsible for the payment of any Rent, Additional Rent, property taxes, operating expenses or any other costs or expenses that may be required or incurred under the Sub-Sublease Agreement and (ii) Acucela shall be and will remain solely liable and responsible for the due keeping, performance, and observance of all of its obligations under the Sublease Agreement (as defined in the Sub-Sublease Agreement), including, without limitation, the payment of any Rent, Additional Rent, property taxes, operating expenses or any other costs or expenses which are incurred or become payable.

All other terms and conditions of the Sublease Agreement shall remain unchanged and in full force and effect.

Sincerely,
Acucela Inc.

/s/ John Gebhart
By: John Gebhart, Chief Financial Officer

Approved and agreed:

Zillow, Inc.

By: /s/ Kathleen Philips
Name: Kathleen Philips
Title: Chief Financial Officer, Chief Operating Officer and Treasurer
Date: March 15, 2017